Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENTS

Vancouver, B.C. – August 31, 2010 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), has entered into three separate Vacant Land Purchase Agreements (“Agreement 1”, “Agreement 2” and “Agreement 3”).

Under Agreement 1, dated August 25, 2010, Coronus agrees to acquire a 280 acre parcel of vacant land, situated in Vidal, County of San Bernardino, California, from Paul R Marshall Trust. The purchase price is USD $240,000, all cash. Close of escrow is October 29, 2010. Agreement 1 is subject to Coronus’ Board of Director approval on or before October 5, 2010. There can be no assurance Board of Director approval will be obtained.

Under Agreement 2, dated August 28, 2010, Coronus agrees to acquire a 30 acre parcel of vacant land, situated east of Twentynine Palms, in the County of San Bernardino, California, from Gary and Sylvia Wright. The purchase price is USD $32,000, all cash. Close of escrow is October 29, 2010. Agreement 2 is subject to Coronus’ Board of Director approval on or before October 5, 2010. There can be no assurance Board of Director approval will be obtained.

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Under Agreement 3, dated August 31, 2010, Coronus agrees to acquire a 40 acre parcel of vacant land, situated in Rosamond, County of Kern, California, from Rankanco Group, Inc. The purchase price is USD $390,000, all cash. Close of escrow is on or before November 25, 2010. Agreement 3 is subject to 1) Coronus’ Board of Director approval on or before October 5, 2010 and 2) Coronus obtaining an executed Renewables Standard Contract from the utility Southern California Edison on or before November 16, 2010. There can be no assurance Board of Director approval will be obtained or Coronus will obtain an executed Renewables Standard Contract from Southern California Edison.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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